MARKET-LINKED STEP UP NOTES Filed Pursuant to Rule 433 Registration No. 333-180289 Market-Linked Step Up Notes Linked to the S&P 500® Index Issuer HSBC USA Inc. (“HSBC”) Original Offering Price $10.00 per unit Term Approximately 2 years Market Measure S&P 500® Index (Bloomberg symbol: “SPX”) Payout Profile at Maturity If the Market Measure is flat or increases up to the Step Up Value, a return equal to the Step Up Payment If the Market Measure increases above the Step Up Value, a return equal to the percentage increase in the Market Measure 1-to-1 downside exposure to decreases in the Market Measure, with up to 100% of the Original Offering Price at risk Step Up Value [108% to 114%] of the Starting Value; to be determined on the pricing date Step Up Payment [$0.80 to $1.40] per unit, a [8% to 14%] return over the Original Offering Price, to be determined on the pricing date Threshold Value 100% of the Starting Value Investment Considerations This investment is designed for investors who anticipate that the Market Measure will increase over the term of the notes and are willing to take full downside risk and forgo interim interest payments. Preliminary Offering Documents http://www.sec.gov/Archives/edgar/data/83246/000114420413032555/v346552_fwp.htm Exchange Listing No You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy. Risk Factors Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following: Depending on the performance of the Market Measure as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal. Payments on the notes, including repayment of principal, are subject to the credit risk of HSBC. If HSBC becomes insolvent or is unable to pay its obligations, you may lose your entire investment. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for the notes. You will have no rights of a holder of the securities represented by the Market Measure, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities. Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure. Graphs are for illustrative purposes only and do not represent the specific terms of any Market-Linked Investment. Note payment at maturity Market Measure Movement Note Return at maturity Direct Investment in Market Measure

MARKET-LINKED STEP UP NOTES Market-Linked Step Up Notes Linked to the Dow Jones Global Titans 50 IndexSM Issuer HSBC USA Inc. (“HSBC”) Original Offering Price $10.00 per unit Term Approximately 2 years Market Measure Dow Jones Global Titans 50 IndexSM (Bloomberg symbol: “DJGT”) Payout Profile at Maturity If the Market Measure is flat or increases up to the Step Up Value, a return equal to the Step Up Payment If the Market Measure increases above the Step Up Value, a return equal to the percentage increase in the Market Measure 1-to-1 downside exposure to decreases in the Market Measure, with up to 100% of the Original Offering Price at risk Step Up Value [116% to 122%] of the Starting Value; to be determined on the pricing date Step Up Payment [$1.60 to $2.20] per unit, a [16% to 22%] return over the Original Offering Price, to be determined on the pricing date Threshold Value 100% of the Starting Value Investment Considerations This investment is designed for investors who anticipate that the Market Measure will increase over the term of the notes and are willing to take full downside risk and forgo interim interest payments. Preliminary Offering Documents http://www.sec.gov/Archives/edgar/data/83246/000114420413032688/v346721_fwp.htm Exchange Listing No Graphs are for illustrative purposes only and do not represent the specific terms of any Market-Linked Investment. Note payment at maturity Market Measure Movement Note Return at maturity Direct Investment in Market Measure You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy. Risk Factors Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following: Depending on the performance of the Market Measure as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal. Payments on the notes, including repayment of principal, are subject to the credit risk of HSBC. If HSBC becomes insolvent or is unable to pay its obligations, you may lose your entire investment. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for the notes. You will have no rights of a holder of the securities represented by the Market Measure, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities. Your return on the notes and the value of the notes may be affected by exchange rate movements and factors affecting the international securities markets Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure. Enhanced Return

MARKET-LINKED STEP UP NOTES Market-Linked Step Up Notes Linked to a Global Equity Basket Issuer HSBC USA Inc. (“HSBC”) Original Offering Price $10.00 per unit Term Approximately 3 years Market Measure Global Equity Basket comprised of the S&P 500® Index (Bloomberg Symbol: “SPX”), the MSCI EAFE Index (Bloomberg Symbol: “MXEA”), the MSCI Emerging Markets Index (Bloomberg Symbol: “MXEF”) and the Russell 2000® Index (Bloomberg Symbol:”RTY”) Payout Profile at Maturity If the Market Measure is flat or increases up to the Step Up Value, a return equal to the Step Up Payment If the Market Measure increases above the Step Up Value, a return equal to the percentage increase in the Market Measure 1-to-1 downside exposure to decreases in the Market Measure beyond a 5% decline, with up to 95% of your principal at risk Step Up Value [112% to 118%] of the Starting Value; to be determined on the pricing date Step Up Payment [$1.20 to $1.80] per unit, a [12% to 18%] return over the Original Offering Price, to be determined on the pricing date Threshold Value 100% of the Starting Value Investment Considerations This investment is designed for investors who anticipate that the Market Measure will increase over the term of the notes and are willing to take downside risk below a threshold and forgo interim interest payments. Preliminary Offering Documents http://www.sec.gov/Archives/edgar/data/83246/000114420413032561/v346607_fwp.htm Exchange Listing No You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy. Risk Factors Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following: Depending on the performance of the Market Measure as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal. Payments on the notes, including repayment of principal, are subject to the credit risk of HSBC. If HSBC becomes insolvent or is unable to pay its obligations, you may lose your entire investment. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for the notes. You will have no rights of a holder of the securities represented by the Market Measure, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities. Your return on the notes and the value of the notes may be affected by exchange rate movements and factors affecting the international securities markets Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure. Enhanced Return Market Measure Movement Note payment at Maturity Note Return at Maturity Direct Investment in Market Measure Graphs are for illustrative purposes only and do not represent the specific terms of any Market-Linked Investment.

ACCELERATED RETURN NOTES® (ARNs®)

Enhanced Return

Accelerated Return Notes® Linked to the S&P 500® Index

Issuer HSBC USA Inc. (“HSBC”)

Original Offering Price $10.00 per unit

Term Approximately 2 years

Market Measure S&P 500® Index (Bloomberg symbol: “SPX”)

· Payout Profile at Maturity 3-to-1 upside exposure to increases in the Market Measure, subject to the Capped Value

· 1-to-1 downside exposure to decreases in the Market Measure, with 100% of your investment at risk

Capped Value [$11.20 - $11.60], a [12% - 16%] return over the Original Offering Price, to be determined on the pricing date

Investment Considerations This investment is designed for investors who anticipate that the Market Measure will increase moderately over the term of the notes, are willing to accept a capped return, take full downside risk and forgo interim interest payments.

Starting Value: The lowest closing level of the Market Measure on any Market Measure Business Day

during the Starting Value Determination Period

Starting Value Determination Period: The period from and including the pricing date to and including the day that is approximately two month following the pricing date

Preliminary Offering Documents http://www.sec.gov/Archives/edgar/data/83246/000114420413032679/v346726_fwp.htm

Exchange Listing No

Graphs are for illustrative purposes only and do not represent the specific terms of any Market-Linked Investment.You should read the relevant Preliminary Offering Documents before you invest.

Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

· Depending on the performance of the Market Measure as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

· Payments on the notes, including repayment of principal, are subject to the credit risk of HSBC. If HSBC becomes insolvent or is unable to pay its obligations, you may lose your entire investment.

· The Starting Value will be determined after the pricing date of the notes.

· Your investment return, if any, is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the stocks included in the Market Measure.

· If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for the notes.

· You will have no rights of a holder of the securities represented by the Market Measure, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents

for complete product disclosure, including related risks and tax disclosure.

HSBC has filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for each offering to which this document relates. Before you invest, you should read those documents, and the other documents that we have filed with the SEC, for more complete information about us and these offerings. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, HSBC, any agent, or any dealer participating in these offerings will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-866-SOG-5408.